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                                 EXHIBIT 11.1


                    AVIATION GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF INCOME (LOSS) PER COMMON SHARE



                                                  YEAR ENDED   NINE MONTHS ENDED
                                                JUNE 30, 1997    JUNE 30, 1996
                                                -------------  -----------------
Weighted average shares outstanding:

        Common shares outstanding at
          beginning of period                      1,600,250       1,000,000

        Private placement offering                        --         239,130

        Acquisition of Pride Aviation                     --          21,163

        Settlement of long-term debt                      --          26,783

        Common equivalent shares arising from:

          Assumed exercise of options                  1,631              --

          Assumed exercise of warrants               157,826         210,435
                                                  ----------     -----------

        Weighted average shares outstanding        1,759,707       1,497,511
                                                  ==========     ===========


Net income (loss)                                 $ (476,000)    $    34,000
                                                  ==========     ===========


Computation of net income (loss) per common share:

        Net income (loss) divided by weighted
          average shares outstanding              $    (0.27)    $      0.02
                                                  ==========     ===========